Exhibit 10.1

INVESTMENT AGREEMENT

by and between

WESTERN DIGITAL CORPORATION

and

AP WD HOLDINGS, L.P.

Dated as of January 31, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS BETWEEN THE PARTIES. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE DULY AUTHORIZED AND APPROVED EXECUTION OF THIS DOCUMENT BY EACH OF THE PARTIES AND THE DELIVERY OF AN EXECUTED COPY BY EACH OF THE PARTIES.

i

TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

Exhibits

Exhibit A:	Form of Certificate of Designations
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Knowledge of the Company
Exhibit D:	Competitors

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INVESTMENT AGREEMENT, dated as of January 31, 2023 (this “Agreement”), by and between Western Digital Corporation, a Delaware corporation (the “Company”), and AP WD Holdings, L.P., a Delaware limited partnership (together with its successors and any Affiliate that becomes a party hereto pursuant to Section 7.03, the “Investor”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, an aggregate of 665,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”), having the designation, preferences, rights, privileges, powers, and terms and conditions, as specified in the form of the Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock attached hereto as Exhibit A (the “Certificate of Designations”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into the Elliott Investment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Holding Requirement” means that the Investor Parties continue to beneficially own shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 25% of the number of shares of Common Stock beneficially owned by the Investor Parties in the aggregate on an as-converted basis as at the Closing, in each case as appropriately adjusted to account for any event that results in an adjustment to the Conversion Price in accordance with the applicable section of the Certificate of Designations; provided, that, to the extent the Company undertakes a Standalone Spin-Off, from and after such Spin-Off, for purposes of calculating this 25% Beneficial Holding Requirement, the number of shares of Preferred Stock and/or Common Stock beneficially owned by the Investor Parties as of the Closing shall equal (a) the Acquired Shares (as defined below) less (b) the SpinCo Preferred Stock (as defined below).

“50% Beneficial Holding Requirement” means that the Investor Parties continue to beneficially own shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 50% of the number of shares of Common Stock beneficially owned by the Investor Parties in the aggregate on an as-converted basis as at the Closing, in each case as appropriately adjusted to account for any event that results in an adjustment to the Conversion Price in accordance with the applicable section of the Certificate of Designations; provided, that, to the extent the Company undertakes a Standalone Spin-Off, from and after such Spin-Off, for purposes of calculating this 50% Beneficial Holding Requirement, the number of shares of Preferred Stock and/or Common Stock beneficially owned by the Investor Parties as of the Closing shall equal (a) the Acquired Shares (as defined below) less (b) the SpinCo Preferred Stock (as defined below).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary of the Company), but, at the Company’s option, including acquisitions of Equity Securities increasing the ownership of the Company or a Subsidiary of the Company in an existing Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary of the Company); provided that the Company or a Subsidiary of the Company is the surviving entity or the surviving entity becomes a Subsidiary of the Company.

“Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:

(i) interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs (which shall include, without duplication, payments by the Company or its Subsidiaries to Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Toshiba Corporation or Toshiba Memory Corporation (or any of their Affiliates) with respect to the Company or a Subsidiary of the Company’s 50% (or other) share of such joint venture’s expense related to equipment depreciation),

(iv) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful),

(v) Non-Cash Charges,

(vi) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, in each case, to the extent not of a type described in clause (viii),

(vii) [reserved],

(viii) Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (xii) below and the amount of any Pro Forma Adjustment to Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(ix) the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Securities of any non-Wholly-owned Subsidiary held by third parties,

(x) [reserved],

(xi) [reserved],

(xii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Company) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after the Original Issue Date (as defined in the Certificate of Designations); provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clause (viii) above and the amount of any Pro Forma Adjustment to Adjusted EBITDA for such period, shall not exceed the greater of $500 million and 15% of Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(xiii) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Company in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Adjusted EBITDA at the end of such four fiscal quarter period),

(xiv) earn-out obligations incurred in connection with any Acquisitions or other investment and paid or accrued during the applicable period and on similar acquisitions, and

(xv) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Company in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Adjusted EBITDA for such fiscal quarters in the future)); less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains, and

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Adjusted EBITDA for such period to the extent excluded from Adjusted EBITDA in any prior period,

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),

(iii) any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, and

(iv) any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation;

in each case, as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, and (ii) other than in the case of the definitions of “Third Party”, “Investor Party” and “Investor Related Party”, Section 4.08, Section 5.08(j), Section 5.08(k), Section 5.16, Article VI, Section 7.03 or Section 7.13, in no event shall any of the Investor Parties or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with or managed by affiliates of Apollo, nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo be considered to be an Affiliate of an Investor Party or any of their respective Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo” means Apollo Global Management, Inc.

“Apollo Funds” means Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners X, L.P. and Apollo Overseas Partners (Lux) X, SCSp.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock (at the Conversion Price in effect on such date as set forth in the Certificate of Designations) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock on such date (at the Conversion Price in effect on such date as set forth in the Certificate of Designations).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Lease” means any lease of Property, which in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, only those leases and obligations that would constitute Capital Leases prior to the implementation of Accounting Standards Codification 842, Leases, will be considered to be Capital Leases for purposes of this Agreement.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company ESPP” means the Amended and Restated 2005 Employee Stock Purchase Plan.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, restrictive covenant, relocation, clawback, fringe benefit, cafeteria, disability, consulting, change in control, employment, compensation, incentive, bonus, retention, stock option, restricted stock, restricted or deferred stock unit, stock purchase, phantom stock or other equity or equity-based compensation (including the Company Stock Plans and all outstanding awards granted thereunder, and the Company ESPP), deferred compensation or other benefit or compensation, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, or has or may have any current or contingent liability or obligation, including on account of an ERISA Affiliate, other than any plan, program, policy, agreement or arrangement sponsored and administered by a Governmental Authority.

“Company Related Party” means the Company and its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“Company Stock Plans” means the Amended and Restated Western Digital Corporation 2021 Long-Term Incentive Plan, the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan, the 2021 Long-Term Incentive Plan Non-Employee Director Restricted Stock Unit Grant Program, the SanDisk Corporation 2013 Incentive Plan, the Virident Systems, Inc. 2006 Stock Plan and the Amended and Restated Western Digital Corporation Non-Employee Directors Stock For Fees Plan, each as may be amended from time to time.

“Confidentiality Agreement” means that certain letter agreement between Apollo Management IX, L.P. and the Company dated as of March 14, 2022, as may be amended from time to time in accordance with its terms.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary or any other Subsidiary of the Company that is not subject to such prohibitions, (d) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (e) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (f) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (g) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (h) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.

“Consolidated Net Total Leverage Ratio” means the quotient of (a) the total consolidated amount of Indebtedness of the Company and its consolidated Subsidiaries under clauses (a), (c), (d) and (e) of such definition, minus the unrestricted cash and cash equivalents of the Company and its consolidated Subsidiaries, divided by (b) the Company’s consolidated Adjusted EBITDA for the last four (4) fiscal quarters for which internal financial statements are available.

“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Conversion Price” has the meaning set forth in the Certificate of Designations.

“Convertible Notes” means $1,100,000,000 of the Company’s 1.50% Convertible Senior Notes due 2024 and any successor debt securities issued to refinance the Convertible Notes.

“Credit Agreement” means the Amended and Restated Loan Agreement, dated as of January 7, 2022 (as amended by Amendment No. 1, dated as of December 23, 2022 and as further amended, modified or restated from time to time), among the Company, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“Delayed Draw Facility” means that certain Loan Agreement, dated as of January 25, 2023 (as amended, modified or restated from time to time), among the Company, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“Elliott Transaction Documents” means, collectively, the (a) Investment Agreement, dated as of the date hereof (the “Elliott Investment Agreement”), by and among the Company, Elliott Associates, L.P., a Delaware limited partnership (“EALP”), and Elliott International, L.P., a Cayman Islands limited partnership (“EILP” and, together with EALP and their respective successors and any Affiliate that becomes a party to the Elliott Investment Agreement pursuant to Section 7.03 thereof, the “Elliott Investors”, (b) Certificate of Designations, and (c) Registration Rights Agreement.

“Equity Securities” has the meaning set forth in the Certificate of Designations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any member of any group of organizations described in Section 414(b), (c), (m), (n) or (o) of the Code of which the Company or such Subsidiary is a member. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Fall-Away of Board Rights” means the first day on which the 50% Beneficial Holding Requirement is not satisfied.

“Fitch” means Fitch, Inc.

“Flash Business” means the “Flash” operating segment of the Company described in the Company’s Form 10-K for the fiscal year ended July 1, 2022.

“Fundamental Change” has the meaning set forth in the Certificate of Designations.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03(a), 3.12, 3.13 and 3.18.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity arrangements or precious metal hedging arrangements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means for any Person (without duplication): (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (e) any liability in respect of banker’s acceptances or letters of credit, (f) any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clause (g) below, secured by Liens on Property acquired by the Company or its Subsidiaries at the time of acquisition thereof, and (g) all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (f) hereof, provided that the term “Indebtedness” shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) any earn-out obligation in connection with an Acquisition except to the extent that the amount payable pursuant to such earnout becomes payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (v) any leases or guarantees of leases, in each case that is not a Capital Lease, including of joint ventures. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the fair market value of the property encumbered thereby.

“Indenture” means, collectively, (i) the indenture dated February 13, 2018 (as amended or supplemented from time to time) among the Company, as issuer, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (the “Base Indenture”) in connection with the Company’s issuance of the Convertible Notes and the $2,300,000,000 aggregate principal amount 4.750% Senior Unsecured Notes due 2026 (the “2026 Notes”), and (ii) the First Supplement Indenture to Base Indenture dated December 10, 2021 among the Company, as issuer, and U.S. Bank National Association as trustee in connection with the Company’s issuance of the $500,000,000 aggregate principal amount 2.85% Senior Unsecured Notes due 2029 (the “2029 Notes”), and the $500,000,000 aggregate principal amount 3.10% Senior Unsecured Notes due 2032 (the “2032 Notes”), and any successor indenture or other loan agreement entered into to refinance the Convertible Notes, the 2026 Notes, the 2029 Notes or the 2032 Notes.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Director Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair (i) the consummation by the Investor of any of the Transactions on a timely basis or (i) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Preferred Stock or Common Stock are transferred in accordance with the terms of this Agreement.

“Investor Related Party” means the Investor and any other financing sources of the Investor, the Apollo Funds and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives or any of the foregoing’s respective successors or assigns.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Exhibit C, in each case after reasonable inquiry with his or her direct reports.

“Labor Laws” means all Laws relating to labor and employment, including but not limited to, all Law relating to employment and independent contractor practices, wages, equal employment opportunity, affirmative action and other hiring practices, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, occupational health and safety, labor relations, unions, withholdings, payment of wages and overtime, meal and rest periods, workplace safety, employee benefits, pay equity, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), leaves of absence, family and medical leave, civil rights, retaliation, discrimination, sexual or other workplace harassment, the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder and any similar state, local or foreign Law, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985 and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act, or any similar state, local or foreign Law.

“Leased Real Property” means all right, title and interest of the Company and its Subsidiaries to any leasehold interests in any real property, together with all buildings, structures, improvements and fixtures thereon.

“Lien” means, with respect to any real, tangible, intangible or mixed property or asset of any Person, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such real, tangible, intangible or mixed property or asset, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to (i) consummate the Transactions on a timely basis or (ii) comply with its obligations under this Agreement; provided, however, that, for purposes of clause (x) above, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case occurring after the date hereof, (2) the public announcement of a Spin-Off, this Agreement, the Elliott Transaction Documents, the Transaction Documents or the consummation of the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries (w) that is expressly required by this Agreement or the Transaction Documents, (x) to negotiate and consummate a Spin-Off and any Subsequent Transaction (except as otherwise expressly prohibited by this Agreement or the Transaction Documents), (y) with the Investor’s express written consent, or (z) at the Investor’s express prior written request, (6) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that this clause (6) shall not prevent a determination that the underlying cause of any such change or decline is a Material Adverse Effect), (7) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (7) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect), (8) any change or prospective change in the Company’s credit ratings (it being understood that this clause (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change or prospective change is a Material Adverse Effect), (9) any change resulting or arising from the identity of the Investor or any of its Affiliates or (10) any actions taken at the written request of the Investor; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (B)(3) or (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Moody’s” means Moody’s Investors Service, Inc.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parity Securities” has the meaning set forth in the Certificate of Designations.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth consecutive full fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase or decrease in Adjusted EBITDA projected by the Company in good faith based on the Company’s reasonable assumptions as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings within 18 months of the date thereof, or (b) any additional costs incurred prior to or during such Post-Transaction Period to effect operating expense reductions and other operating improvements or synergies reasonably expected to result from a Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Adjusted EBITDA shall be without duplication for cost savings or additional costs already included in Adjusted EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Adjusted EBITDA for any period, together with any amounts added back pursuant to clauses (a)(viii) and (a)(xii) of the definition of “Adjusted EBITDA” for such period, shall not exceed the greater of $500 million and 15% of Adjusted EBITDA for such period (calculated prior to such add-back).

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Company or any division or product line of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor, the form of which is set forth as Exhibit B hereto.

“Regulatory Laws” means, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Restricted Persons” means (i) any transferee listed on Exhibit D hereto and its controlled Affiliates, which list may be updated in writing from time to time by the Board with respect to additional bona fide competitors of the Company (each, a “Competitor”), or (ii) any of the Persons who, as of the time of the applicable proposed Transfer, has been listed on the “SharkWatch 50” list (or, if publication of such list has been discontinued, such other list of significant activist investors selected by the Board to replace such list unless and until such time as the publication of such replacement list is discontinued) during the immediately preceding three (3) year period; provided, that for the purposes hereof, none of the Elliott Investors nor their respective Affiliates will be deemed a Restricted Person.

“Revolving Credit Facility” means the credit facility pursuant to the Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” has the meaning set forth in the Certificate of Designations.

“Specified Assumed Amount” means, in a Standalone Spin-Off, one-third of the then-outstanding shares of Preferred Stock owned by the Investor Parties.

“Specified Spin-Off Transaction” has the meaning set forth in the Certificate of Designations.

“Specified Transaction” means, with respect to any period, (a) any Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (b) the disposition of all or substantially all of the assets or stock of a Subsidiary of the Company (or any line of business or division of the Company or such Subsidiary of the Company), (c) any retirement or repayment of Indebtedness or (d) any other event that by the terms of the Certificate of Designations requires a test or covenant hereunder to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“SpinCo” means the entity that will directly or indirectly own the applicable assets and liabilities of the Flash Business in connection with the anticipated contribution or transfer of all or substantially all of such business in a Spin-Off.

“Spin-Off” means the consummation of a separation of all or substantially all of the Flash Business through a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to a wholly-owned Subsidiary of the Company and the distribution of all of the outstanding equity securities of such Subsidiary to the holders of Common Stock as of a record date to be determined by the Board, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby (it being understood that such a distribution shall be a Spin-Off only to the extent that the Company has obtained a Tax Opinion or Ruling with respect to such distribution).

“Spin-Off Transaction Documents” means all transaction documents prepared in connection with, arising out of, or relating to, a Spin-Off or any transactions related thereto or undertaken in connection therewith.

“Standalone Spin-Off” means a Spin-Off where the Company does not enter into a definitive agreement with respect to a Subsequent Transaction prior to the closing of such Spin-Off.

“Standstill Period” means the period from and after the Closing Date and until the later of (a) ninety (90) days following the date on which no Investor Director is serving on the Board (and as of such time the Investor no longer has rights pursuant to this Agreement to designate an Investor Director Designee or otherwise has irrevocably waived in a writing delivered to the Company its rights under Section 5.08 to nominate an Investor Director Designee), and (b) thirty-six (36) months following the Closing Date; provided, that, in each case, the Standstill Period shall immediately terminate and expire (and the restrictions of Section 5.05 shall cease to apply and shall be of no further force and effect) at the earlier of: (i) the Company entering into a definitive written agreement to consummate a Fundamental Change (regardless of the form of such transaction) and (ii) the Board approving (or, in the case of a tender or exchange offer, failing to recommend against such tender or exchange offer within ten (10) Business Days of the commencement thereof) a transaction that, if consummated, would result in a Fundamental Change.

“Subsequent Transaction” means the sale, merger, combination or other transfer of all or substantially all of the Flash Business, in one or more related transactions, to or with a Third Party, which sale, merger, combination or other transfer occurs subsequent to a Spin-Off, but pursuant to a plan agreed to prior to the closing of such Spin-Off.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, penalties, and additions to tax imposed by any Governmental Authority.

“Tax Opinion or Ruling” means a “will” level opinion from national recognized tax counsel or a U.S. Internal Revenue Service private letter ruling to the effect that a distribution meets the requirements of Section 355 or Section 361, as the case may be, and is not a distribution to which Section 355(d) or (e) applies.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Taxing Authority, including consolidated, combined and unitary tax returns.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third Party” means a Person other than the Investor, the Apollo Funds and each of their respective Affiliates.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents; provided, that, for the avoidance of doubt, “Transactions” shall not include a Spin-Off or any Subsequent Transaction.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any voting interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Company or (iii) the transfer (other than by an Investor Party) of any limited partnership interests or other equity interests in the Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Acquired Shares	2.01
Action	3.07
Agreement	Preamble
Announcement	5.03
Apollo Entity	5.08(j)
Apollo Indemnitors	5.08(j)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Board Observer	5.08(h)
Capitalization Date	3.02(a)
Certificate of Designations	Recitals
Closing	2.02(a)
Closing Date	2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	3.02(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Contract	3.03(b)
DOJ	5.01(c)
Excluded Stock	5.15(a)
Ex-Im Laws	3.08(e)
Filed SEC Documents	Article III
Foreclosure	5.06(e)
FTC	5.01(c)
Hedging Arrangements	5.06(b)
Identified Person	5.08(k)
Identified Persons	5.08(k)
Initial Investor Rights	7.03(b)
Intellectual Property Rights	3.22
Investor	Preamble
Investor Director Designee	5.08(a)
IT Systems and Data	3.23
J.P. Morgan	3.13
Judgments	3.07
Laws	3.08(a)
Material Contract	3.09
Multiemployer Plan	3.14(a)
Organizational Documents	5.08(j)
Participation Portion	5.15(b)(ii)
Permits	3.08(a)
Permitted Loan	5.06(e)
Preferred Stock	Recitals
Proposed Securities	5.15(b)(i)
Purchase Price	2.01

Term	Section
Related Companies	5.08(k)
Related Company	5.08(k)
Required Regulatory Approvals	5.01(a)
Restricted Issuance Information	5.15(b)(ii)
Sanctioned Country	3.08(b)
Sanctioned Person	3.08(b)
Sanctions	3.08(b)
SpinCo Preferred Stock	5.10(b)(i)
Subsequent Transaction Announcement	5.06(b)
Transfer	1.01
USRPHC	3.11

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale. On the terms of this Agreement and subject to the conditions set forth herein, at the Closing, the Investor shall purchase and acquire from the Company an aggregate of 665,000 shares of Preferred Stock, and the Company shall issue, sell and deliver to the Investor, the shares of Preferred Stock (the “Acquired Shares”) for a purchase price per Share equal to $1,000 and an aggregate purchase price of $665,000,000 (such aggregate purchase price, the “Purchase Price”).

Section 2.02 Closing.

(a) On the terms of this Agreement, and subject to the conditions set forth herein, the closing of the sale and purchase of the Acquired Shares (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, NY 10019 (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) the Company shall:

(1) file with the Secretary of State of the State of Delaware the Certificate of Designations, and shall deliver to the Investor a certified copy thereof;

(2) deliver to the Investor (A) evidence of book-entry shares representing the Acquired Shares credited to book-entry accounts maintained by the transfer agent of the Company, free and clear of all Liens, except restrictions imposed by applicable securities Laws, the Company Charter Documents and the Transaction Documents, and (B) the Registration Rights Agreement, duly executed by the Company;

(3) pay the structuring fee set forth in Section 7.11 to an Affiliate of the Investor, by wire transfer in immediately available U.S. federal funds, to the account designated by the Investor in writing at least one (1) Business Day prior to the Closing Date; and

(4) pay the expense reimbursement amount set forth in Section 7.11 to the Investor (or its designee), by wire transfer in immediately available U.S. federal funds, to the account(s) designated by the Investor in writing at least one (1) Business Day prior to the Closing Date;

(ii) the Board shall take all actions necessary and appropriate to cause to be elected to the Board, effective immediately upon the Closing, the initial Investor Director Designee; and

(iii) the Investor shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing at least one (1) Business Day prior to the Closing Date, (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor and/or its applicable Affiliates and (3) deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Investor that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to, and shall only be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after July 2, 2022 and prior to the date hereof (the “Filed SEC Documents”), other than any disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof (it being acknowledged that nothing disclosed in the Filed SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.06, 3.12, 3.13 and 3.18):

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing (if applicable) under the Laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries that is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 450,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 27, 2023 (the “Capitalization Date”), (i) 319,327,848 shares of Common Stock were issued and outstanding, (ii) 25,319,401 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iii) 8,289,015 shares of Common Stock were reserved and available for issuance under the Company ESPP, (iv) 12,632,063 shares of Common Stock could be issued upon conversion of the Convertible Notes and (v) no shares of Company Preferred Stock were issued or outstanding.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary, or that obligate the Company or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans, (iv) no obligations of the Company or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.

(c) As of the date of this Agreement, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) The Acquired Shares and the shares of Common Stock issuable upon conversion of the Acquired Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable foreign and state securities Laws, Liens contemplated by the Transaction Documents and Section 5.06. The Acquired Shares, when issued, and the shares of Common Stock issuable upon conversion of the Acquired Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Certificate of Designations. The shares of Common Stock issuable upon conversion of the Acquired Shares have been duly reserved for such issuance.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens.

Section 3.03 Authority; Non-contravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and the Board has duly reserved (x) the shares of Preferred Stock to be issued in accordance with the terms and conditions of the Certificate of Designations and (y) the shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock. No other action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained at or prior to the Closing Date (other than the authorizations, consents and approvals referred to in Section 3.04(b), which are to be obtained following the Closing in accordance with Section 5.01) and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired at or prior to the Closing Date (other than the filings referred to in Section 3.04(b), which are to be made and any waiting periods thereunder are to terminate or expire following the Closing in accordance with Section 5.01), (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or accelerate the performance required by the Company under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04 Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the Secretary of State of the State for Delaware, (b) filings required under, and compliance with other applicable requirements of the HSR Act and any other applicable Regulatory Laws, (c) filings with the SEC under the Securities Act and Exchange Act and (d) compliance with any applicable state securities or blue sky laws, no consent or approval of or filing, license, permit or authorization, declaration or registration with, or notice to any Governmental Authority or any stock market or stock exchange is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since July 3, 2021 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Company is eligible to file a registration statement on Form S-3, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and (iv) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content in all material respects with all applicable Laws.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of July 1, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any such liabilities related to any breach of Contract, violation of Law or tort) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since July 3, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company is, and has been at all times since July 3, 2021, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NASDAQ.

Section 3.06 Absence of Certain Changes. Since July 2, 2022, except for the execution and performance of this Agreement and any other agreements contemplated hereby and the discussions, negotiations and transactions related thereto, there has not been any Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending legal or administrative proceeding, suit, audit, charge, claim, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Actions have been threatened by any Governmental Authority or any other Person or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are and since July 3, 2021 (or such later date as the applicable Laws may have come into effect) have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations having the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, including the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive (2002/58/EC), and any national legislation implementing or supplementing the foregoing in the European Union, to the extent applicable. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, agents, employees or affiliates of the Company or any of its Subsidiaries is currently a person with whom dealings are prohibited under, or who is a subject of, any economic or other trade sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions” and any such person, a “Sanctioned Person”), nor is the Company or any of its Subsidiaries located or organized in a country or territory that is the subject or target of country-wide or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine) (each, a “Sanctioned Country”). The Company and its Subsidiaries have not for the past two years engaged in any dealings or transactions in violation of Sanctions.

(c) None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee from corporate funds; or (iii) violated or is in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company and its Subsidiaries have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to promote compliance with all applicable anti-bribery and anti-corruption laws.

(d) The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable anti-money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

(e) The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all Laws applicable to the Company and its Subsidiaries relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection (collectively, “Ex-Im Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to any applicable anti-money laundering law is pending or, to the Knowledge of the Company, threatened.

Section 3.09 Contracts. Each Contract that is material to the business of the Company and its Subsidiaries, taken as a whole (each, a “Material Contract”), and to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound is valid, binding and enforceable on the Company and any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, is in compliance in all material respects with all Material Contracts and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Taxing Authority is currently in progress or threatened in writing, (d) none of the Company or any of its Subsidiaries has engaged in, or has any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and (e) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.11 Real Property Holding Corporation. The Company is not currently and has not been during the prior five (5) years a United States real property holding corporation (a “USRPHC”) within the meaning of Section 897 of the Code. If the Flash Business were, as of the date hereof, owned by a single domestic corporation which held no other businesses or assets, such corporation would not be a USRPHC within the meaning of Section 897 of the Code.

Section 3.12 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.13 Brokers and Other Advisors. Except for Qatalyst Partners LP (“Qatalyst”), Lazard Ltd (“Lazard”) and J.P. Morgan Securities LLC (“J.P. Morgan”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.14 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each material Company Plan has been established, operated, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no material Company Plan subject to the Laws outside of the United States which covers individual service providers located outside of the United States has any unfunded or underfunded liabilities or obligations; and (iii) to the Knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its Subsidiaries or their respective ERISA Affiliates contributes (a “Multiemployer Plan”) is in compliance with ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to any “employee pension benefit plan” (as defined under Section 3(2) of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates; (ii) no “single-employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Company, its Subsidiaries or any of their respective ERISA

Affiliates, if such “single-employer plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001 of ERISA); (iii) neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or, to the Knowledge of the Company, reasonably expects to incur (A) any liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) any liability under Section 412 of the Code or tax imposed by Section 4971, 4975 or 4980B of the Code; and (iv) each “employee pension benefit plan” established or maintained by the Company, its Subsidiaries or any of their respective ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with the occurrence of a subsequent event (e.g., a termination of employment or service)) (i) result in any material payment becoming due, or materially increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Plan; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 3.15 Labor Matters. The Company and its Subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements any material loss or interference with its business from (i) fire, explosion, flood or other calamity, whether or not covered by insurance, (ii) any labor dispute or court or governmental action, order or decree or (iii) any Actions against the Company or any of its Subsidiaries alleging violation of any Labor Laws or breach of any collective bargaining agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all Labor Laws. Except as disclosed on Schedule I hereto, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to the Knowledge of the Company, are there any union organizational activities or proceedings to organize any employees of the Company or any of its Subsidiaries. There are no active, nor, to the Knowledge of the Company, threatened, labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other collective labor actions by or with respect to the employees of the Company or any of its Subsidiaries.

Section 3.16 Sale of Securities. Based in part on the representations and warranties set forth in Section 4.05, the sale and offer of the Acquired Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.17 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ, nor has the Company received as of the date of this Agreement any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing or otherwise.

Section 3.18 Status of Securities. As a result of the approval by the Board referred to in Section 3.03(a), the Acquired Shares to be issued pursuant to this Agreement, and the shares of Common Stock to be issued upon conversion of the Acquired Shares, have been duly authorized and reserved for issuance by all necessary corporate action of the Company. The respective rights, preferences, privileges, and restrictions of the Preferred Stock and the Common Stock are as stated in the Company Charter Documents (including the Certificate of Designations).

Section 3.19 NASDAQ Notification. The Company has provided the applicable listing of additional shares notification to NASDAQ, and received oral confirmation from NASDAQ that the listing of additional shares review process has been completed, and NASDAQ has not made any objection (not subsequently withdrawn) that the consummation of the transactions contemplated by this Agreement would violate NASDAQ listing rules applicable to the Company and that if not withdrawn would result in the delisting of the shares of Common Stock issuable upon the conversion of the Preferred Stock issued to the Investor pursuant to this Agreement and pursuant to the Certificate of Designations.

Section 3.20 Indebtedness.

(a) Except for (i) the Credit Agreement,(ii) the Indenture or (iii) the Delayed Draw Facility, the Company is not party to any Contract, and is not subject to any provision in the Company Charter Documents or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations.

(b) The Company and its Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, are not in material breach of, default or violation under, the Revolving Credit Facility or the Indenture and no event has occurred that with notice or lapse of time, or both, would constitute such a material breach, default or violation.

Section 3.21 Real Property. The Company and its Subsidiaries collectively have good and marketable title in fee simple to all real property and good and marketable title to all items of personal property owned by them which are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such as do not materially interfere with the use of such property by the Company and its Subsidiaries; and any material real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use of such property by the Company and its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there have been no releases of hazardous substances at, on, or under any facility currently owned by the Company or any of its Subsidiaries or any Leased Real Property that would reasonably be expected to give rise to liability under applicable Laws regarding pollution or protection of the environment.

Section 3.22 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and each of its Subsidiaries possess valid and enforceable rights to use all trademarks, logos, trade names, Internet domain names, patent rights, copyrights, trade secrets, know-how, rights in computer software and other similar intellectual property rights (together with all goodwill associated with, any registrations of, or applications for registration of any of the foregoing, collectively, “Intellectual Property Rights”) that are used in the operation of the Company and its Subsidiaries as currently conducted; (ii) all Owned Intellectual Property are valid and enforceable; (iii) to the Knowledge of the Company, no Person has infringed upon, misappropriated or otherwise violated any of the Owned Intellectual Property; (iv) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or violated at any time since July 3, 2021, and does not infringe, misappropriate or violate, the Intellectual Property Rights of any other Person; (v) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets owned (or purported to be owned) by the Company or any of its Subsidiaries; (vi) no material source code owned (or purported to be owned) by the Company or any of its Subsidiaries has been disclosed or otherwise made available to any Person (excluding an escrow agent), and, to the Knowledge of the Company, no circumstance or condition exists that (with or without notice or lapse of time, or both) would result in a requirement that any such source code be disclosed, licensed or made available to any third party (other than an escrow agent); and (vii) neither the Company nor any of its Subsidiaries has received any notice of any third-party allegations or claims that (A) the Company or any of its Subsidiaries or the conduct of their respective businesses infringe or conflict with asserted Intellectual Property Rights of others or (B) challenge the ownership or validity of any Owned Intellectual Property.

Section 3.23 Data Security; Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company and its Subsidiaries, since July 3, 2021, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s and its Subsidiaries’ information technology and computer systems, networks, equipment, hardware, software, data and databases, including all personally identifiable information and sensitive and confidential data maintained, processed or stored by the Company and its Subsidiaries (collectively, “IT Systems and Data”), and any such personally identifiable information and sensitive and confidential data of the Company and its Subsidiaries that is processed or stored by third parties on behalf of the Company and its Subsidiaries, except for those that have been remedied; (ii) the Company and its Subsidiaries have implemented and maintain controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards, or as required by applicable laws or statutes; and (iii) the Company and its Subsidiaries are presently in compliance with, and since July 3, 2021 have complied with, all applicable laws or statutes relating to privacy and security of IT Systems and Data.

Section 3.24 Affiliate Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors) that is material to the Company and its Subsidiaries, taken as a whole. Since July 3, 2021, neither the Company nor any Subsidiary has entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than (i) between the Company itself and any of its Subsidiaries or (ii) between any of the Subsidiaries themselves), on the other hand, except in compliance with the Company’s related party transaction policy.

Section 3.25 Elliott Transaction Documents. As of the date hereof, the Elliott Transaction Documents have not been amended, waived or modified by or with the consent of the Company or any of its Subsidiaries, and no such amendment, waiver, modification, withdrawal or rescission is contemplated. Except for the Elliott Transaction Documents, neither the Company nor any of its Subsidiaries has entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the transactions contemplated by the Elliott Transaction Documents.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, in any Transaction Documents or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Preferred Stock, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, the Transaction Documents, or in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Investor or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company:

Section 4.01 Organization; Standing. The Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership power and authority to carry on its business as presently conducted.

Section 4.02 Authority; Non-contravention.

(a) The Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action on the part of the Investor, and no further action, approval or authorization by any of its partners, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents and the consummation by the Investor of the Transactions. This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation of the Transactions by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of the Investor, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained at or prior to the Closing Date (other than the authorizations, consents and approvals referred to in Section 4.03(b), which are to be obtained following the Closing in accordance with Section 5.01) and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired at or prior to the Closing Date (other than the filings referred to in Section 4.03(b), which are to be made and any waiting periods thereunder are to terminate or expire following the Closing in accordance with Section 5.01), (x) violate any Law or Judgment applicable to the Investor or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor is a party or accelerate the Investor’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the Delaware Secretary of State and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Laws, based on the information provided to the Investor’s Representatives by the Company and its Representatives, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.05 Purchase for Investment. The Investor acknowledges that the offer and sale of the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Acquired Shares or the Common Stock issuable upon the conversion of the Acquired Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and an “Institutional Account” (as that term is defined by FINRA Rule 4512(c)), and (e) (1) has reviewed the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquired Shares and the Common Stock issuable upon conversion of the Acquired Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Acquired Shares and the Common Stock issuable upon the conversion of the Acquired Shares.

Section 4.06 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Investor and its respective Representatives, the Investor and its respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, in each case containing forward-looking information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans to the extent each of them contain forward-looking information with which the Investor is familiar, that the Investor is making its own evaluation of the adequacy and accuracy of such forward-looking information so furnished to the Investor (including the reasonableness of the assumptions underlying such forward-looking information), and that except for the representations and warranties made by the Company in Article III, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, and other than for fraud, the Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.07 Financial Advisor. Each of (a) J.P. Morgan, Qatalyst and Lazard is acting as a financial advisor to the Company and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor, the Company or any other person or entity in connection with the Transactions, (b) J.P. Morgan, Qatalyst and Lazard has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transactions, (c) J.P. Morgan, Qatalyst and Lazard will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transactions, and (d) J.P. Morgan, Qatalyst and Lazard shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transactions.

Section 4.08 No Other Representations or Warranties. Except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in this Article IV, the Transaction Documents and in any certificate or other document delivered in connection with this Agreement or the Transaction Documents, neither the Investor nor any other Person makes or has made any express or implied representation or warranty to the Investor or its Representatives with respect to any oral or written information presented to the Company or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Investor.

ARTICLE V

Additional Agreements

Section 5.01 Reasonable Best Efforts; Filings.

(a) As set forth in the Certificate of Designations, the Acquired Shares shall be initially issued to the Investor without voting rights or conversion rights into Common Stock. After issuance and following the expiration or termination of the waiting period (and any extension thereof) under the HSR Act and any other applicable Regulatory Laws (collectively, the “Required Regulatory Approvals”), the Acquired Shares shall gain the right to vote on an as-converted basis with the Common Stock and shall be convertible into Common Stock, in each case, pursuant to, and in accordance with, the terms of the Certificate of Designations. Subject to the terms and conditions of this Agreement, including the terms of this Section 5.01, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to obtain or submit, as the case may be, as promptly as practicable following the date hereof, all Required Regulatory Approvals. In furtherance of the foregoing, each of the parties hereto shall cooperate with each other to evaluate and identify any filings, consents, clearances or approvals required under or in connection with any Regulatory Law.

(b) The Company and the Investor agree to make any required filings pursuant to the HSR Act and any other Required Regulatory Approvals with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement and, with respect to filings under (i) the HSR Act, no later than ten (10) Business Days after the date hereof and (ii) Italian Law Decree 21/2012 (as subsequently amended and supplemented), no later than 10 calendar days after the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act or any other Required Regulatory Approvals, as applicable, so as to enable the parties hereto to consummate the Transactions.

(c) Each of the Company and the Investor shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Any documents or other materials provided pursuant to this Section 5.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.01(c) as “outside counsel only material”.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.01 or elsewhere in this Agreement shall require the Investor to take any action with respect to any of its controlled Affiliates or its direct or indirect portfolio companies, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of the Investor. The parties agree that all obligations of other parties related to regulatory approvals shall be governed exclusively by this Section 5.01.

Section 5.02 Corporate Actions. At any time that any Preferred Stock is outstanding, the Company shall (i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Preferred Stock then outstanding, and (ii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NASDAQ (or any other national securities exchange upon which the Common Stock may subsequently be listed) in respect of the Common Stock other than in connection with a Fundamental Change (other than a delisting pursuant to the definition thereof) pursuant to which the Company satisfies in full its obligations under the Certificate of Designations.

Section 5.03 Public Disclosure. The Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Investor and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Investor (a) which is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding the foregoing, (i) this Section 5.03 shall not prohibit any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement and (ii) the Investor Parties may, without consulting the Company, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

Section 5.04 Confidentiality. The Investor’s confidentiality obligations under the Confidentiality Agreement shall survive the Closing Date and the confidential information thereunder (including oral, written and electronic information) shall include information concerning the Company, its Subsidiaries or its Affiliates that has been, or may be, furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to, or in connection with, this Agreement and/or the Transactions and Transaction Documents.

Section 5.05 Standstill. The Investor agrees that during the Standstill Period, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, beneficial ownership of any Company Securities, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of such Company Securities (but in any case other than (i) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Company Securities, (ii) the acquisition of shares of Common Stock issuable upon conversion of the Preferred Stock, (iii) pursuant to or in connection with (A) an acquisition of Company Securities from another Investor Party or one of its Affiliates or (B) a Permitted Loan, and (iv) as a result of the acquisition by any Investor Director of any Company Securities pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Investor Director, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Company Securities granted by the Company to any Investor Director;

(b) make or in any way participate in or knowingly encourage any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal or action by the Company’s stockholders, or seek election to or to place a representative on the Board (other than pursuant to Section 5.08) or seek the removal of any director from the Board;

(c) propose, offer, seek or indicate an interest in (in each case, with or without conditions) any merger or business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary, or any other extraordinary transaction involving the Company or any Subsidiary or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements whether written or oral) with any other Person (other than its Representatives) regarding any of the foregoing;

(d) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board or policies of the Company or any Subsidiary (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier or the like);

(e) make any public proposal or statement of inquiry or publicly disclose any intention, plan or arrangement consistent with the foregoing;

(f) advise or knowingly assist or encourage or direct any Person to do any of the foregoing;

(g) enter into any discussions, negotiations, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor Parties) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any of the foregoing

(h) request the Company or any of its Representatives to amend or waive any provision of this Section 5.05, provided that this clause shall not prohibit the Investor Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 5.05, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by the Company; or

(i) contest the validity of this Section 5.05 or make, initiate, take or participate in any Action to amend, waive or terminate any provision of this Section 5.05;

provided, however, that nothing in this Section 5.05 will limit (1) the Investor Parties’ ability to vote, Transfer (subject to Section 5.06), convert (subject to Article VIII of the Certificate of Designations), purchase Proposed Securities (subject to Section 5.17) or otherwise exercise rights under, its Common Stock or Preferred Stock, or (2) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties or otherwise act in its capacity as a member of the Board; provided, further that notwithstanding anything to the contrary in this Section 5.05, the Investor and its Affiliates may at any time communicate privately with the Company’s directors, officers or advisors or submit to the Board one or more confidential proposals or offers for a transaction (including a transaction that, if consummated, would result in a Fundamental Change), so long as, in each case, such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by the Company of such communications or submissions, as applicable.

Section 5.06 Transfer Restrictions.

(a) Until the thirty six (36)-month anniversary of the Closing Date, the Investor Parties will not Transfer:

(i) any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) to a Person who is known to be a Restricted Person (after reasonable inquiry); provided, that the foregoing shall not restrict the Investor Parties from Transferring their Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) to a Restricted Person in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board;

(ii) any Common Stock issued upon conversion of any Preferred Stock to a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) that the Investor Parties know that, after giving effect to a proposed Transfer, would beneficially own greater than five percent (5%) of the then outstanding Common Stock; provided, that the foregoing shall not restrict the Investor Parties from Transferring any Common Stock issued upon conversion of any Preferred Stock to a Person or group in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board; or

(iii) any Preferred Stock to a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) that the Investor Parties know, at the time of the proposed Transfer, beneficially own at least three percent (3%) of the then outstanding Common Stock; provided, that the foregoing shall not restrict the Investor Parties from Transferring any Preferred Stock to a Person or group in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Fundamental Change involving the Company or any of its Subsidiaries that, in each case, is approved by the Board;

provided, that, the forgoing restrictions will not apply to any Transfer undertaken (x) in any underwritten offering (including an underwritten block trade) or (y) in broker transactions effected pursuant to Rule 144 of the Securities Act.

(b) Until the later of (i) the date that is six (6) months after the Closing Date and (ii) ninety (90) days following the date on which no Investor Director is serving on the Board (and as of such time the Investor no longer has rights pursuant to this Agreement to designate an Investor Director Designee or otherwise has irrevocably waived in a writing delivered to the Company its rights under Section 5.08 to nominate an Investor Director Designee), the Investor Parties will not make any “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of or the purpose of which is to offset the loss which results from a decline in the market price of, any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock), or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act (collectively, “Hedging Arrangements”); provided, that, to the extent the foregoing restrictions are applicable, if the Company enters into a definitive agreement with respect to a Subsequent Transaction (a “Subsequent Transaction Announcement”) on or prior to the date that is twelve (12) months after the Closing Date, then following the date that is nine (9) months after the Subsequent Transaction Announcement, the Investor Parties will be permitted to enter into Hedging Arrangements other than “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act).

(c) The Investor agrees that, from the date that the Investor Director is appointed to the Board until the date on which the Investor Director ceases to be a member of the Board, except as otherwise set forth in this Agreement, the Investor shall comply with the Company’s trading policies and guidelines applicable to all directors of the Company.

(d) The restrictions set forth in this Section 5.06 shall terminate automatically upon the commencement by the Company or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) of bankruptcy, insolvency or other similar proceedings.

(e) Notwithstanding anything to the contrary (including any of the Company’s policies), at any time from and after the Closing Date, (i) the Investor Parties shall be permitted to Transfer any or all of its Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock) in connection with a total return swap or a bona fide loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock to one or more lending institutions as collateral or security for any bona fide loan, advance or extension of credit and any Transfer upon foreclosure (or in lieu of foreclosure) upon such shares of Preferred Stock or Common Stock (a “Permitted Loan”), and (ii) nothing shall prohibit or otherwise restrict the ability of any lender or other creditor or collateral agent under a Permitted Loan (including any agent or trustee on their behalf) or any Affiliate of the foregoing to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the applicable Preferred Stock or Common Stock mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default (any of the foregoing, collectively, a “Foreclosure”) under a Permitted Loan; provided, that, except if undertaken in a registered offering or an offering exempt from registration under Rule 144 or Rule 144A of the Securities Act, such lender or other creditor or collateral agent under a Permitted Loan or any Affiliate of the foregoing shall not sell, dispose of or otherwise Transfer such Preferred Stock or Common Stock to a Restricted Person without the Company’s prior written consent; provided further, that in the event that any lender or other creditor or collateral agent under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the applicable Preferred Stock or Common Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, the Investor Parties) shall be entitled to any rights or have any obligations or be subject to any restrictions or limitations set forth in this Agreement

(f) Any attempted Transfer in violation of this Section 5.06 shall be null and void ab initio.

(g) So long as such Transfer is not violation of this Section 5.06, the Company shall cooperate with the Investor Parties in connection with the Transfer of any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock), including providing reasonable and customary information (i) in connection with the relevant Investor Party’s marketing efforts or any such potential transferee’s due diligence or (ii) in order to comply with applicable securities Laws.

Section 5.07 Legend. (a) All certificates or other instruments representing the Preferred Stock or Common Stock issued upon conversion of the Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JANUARY 31, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

Section 5.08 Board Matters; Election of Directors.

(a) Effective as of the Closing, the Company and the Board will increase the size of the Board to nine (9) members (unless there is a vacancy in the Board at such time) and, subject to Section 5.08(b), the Board shall elect a designated representative of the Investor Parties who shall be Reed Rayman (such individual, the “Investor Director Designee”) to the Board to serve for a term expiring at the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualified. Following the Closing, the Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Investor Director Designee prior to the mailing of the proxy statement by the Company (provided, that the Company shall provide reasonable advance notice to the Investor of the expected mailing date). For the avoidance of doubt, failure of the stockholders of the Company to elect any Investor Director Designee to the Board shall not affect the right of the Investor to nominate a director for election pursuant to this Section 5.08 in any future election of directors; provided, that the Investor shall nominate a different person as the Investor Director Designee. Prior to the Fall-Away of Board Rights and subject to Section 5.08(b), the Investor Director serve as a member of such committees of the Board as determined by the Governance Committee of the Board after good faith consultation with the Investor Director Designee.

(b) Each Investor Director Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as an Investor Director:

(i) meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) to the extent applicable, meet and comply with any requirements under applicable Law or stock exchange listing rules for membership on the applicable Committee;

(iii) not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company;

(iv) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Competitor (unless otherwise agreed to by the Governance Committee of the Board); and

(v) to the extent such attendance would reasonably be expected to present an actual or likely conflict of interest for the Investor Director in the good faith opinion of the Board or the applicable committee thereof, waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof, as applicable, regarding any Transaction Document, the Transactions (other than a Spin-Off or Subsequent Transaction) or any other transactions involving the Investor Parties.

(c) Upon the occurrence of the Fall-Away of Board Rights, at the written request of the Board, the Investor Director shall resign, and the Investor shall cause the Investor Director promptly to resign, from the Board and each Committee effective as of the date of the Fall-Away of Board Rights, and the Investor shall no longer have any designation and nomination rights under this Section 5.08.

(d) If the Investor exercises its designation rights in accordance with the provisions of this Section 5.08, the Company and the Board shall (i) include the Investor Director Designee designated by the Investor in accordance with this Section 5.08 in the Company’s slate of nominees (whether in the Company’s proxy statement or otherwise) for the applicable meeting of the Company’s stockholders or action by written consent at which directors are to be elected, and use its reasonable best efforts to cause the election of the Investor Director Designee to the Board, (ii) recommend that the Company’s stockholders vote in favor of such Investor Director Designee, (iii) support such nominee with the same level of efforts and support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent, and (iv) cause the Board to have sufficient vacancies to permit such Investor Director Designee to be elected as a member of the Board.

(e) The Investor shall have the right to remove, whether with or without cause, any Investor Director at any time; provided, that the Investor shall provide at least five (5) Business Days’ notice of any such removal, which notice shall include the reason for removal and any other information required to be disclosed pursuant to Item 5.02 of Form 8-K and for so long as the Investor Parties are entitled to designate an Investor Director Designee in accordance with this Section 5.08, the Board shall not remove any Investor Director from his or her directorship (except as required by Law, the Certificate of Designations or the Company Charter Documents).

(f) In the event that a vacancy is created at any time by the death, resignation, removal, disqualification or other cause of an Investor Director, including the failure of an Investor Director Designee to be elected at a meeting of stockholders of the Company, the Investor shall have the right to designate a replacement to fill such vacancy (but only if the Investor would be then entitled to nominate such designee pursuant to the provisions of this Section 5.08). The Board and the Company shall, to the fullest extent permitted by applicable Law and stock exchange listing rules, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible.

(g) Other than with respect the appointment of the initial Investor Director Designee at the Closing, the Company’s obligations to have any Investor Director Designee elected to the Board or nominate any Investor Director Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 5.08, as applicable, shall in each case be subject to such Investor Director Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law and stock exchange listing rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company. The Investor Parties will cause each Investor Director Designee to make himself or herself reasonably available for interviews by the applicable committee of the Board on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board, and to consent to such reference and background checks or other investigations as the Board may reasonably request on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board to determine the Investor Director Designee’s eligibility and qualification to serve as a director of the Company. No Investor Director Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act. Other than with respect the appointment of the initial Investor Director Designee at the Closing, as a condition to any Investor Director Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Parties and the Investor Director Designee must provide to the Company: (x) all information reasonably requested by the Company that is required to be or is customarily disclosed for all new or returning, as applicable, candidates for appointment or election to the Board and their respective Affiliates in a proxy statement or other filings required by applicable Law, any stock exchange listing rules or listing standards or the Company Charter Documents or corporate governance guidelines, in each case, (1) to the extent relating to the Investor Director Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business and (2) to the same extent requested or required of other candidates for appointment or election to the Board and (y) all information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to all new or returning, as applicable, candidates for appointment or election to the Board or satisfying compliance and legal or regulatory obligations, in each case, (1) to the extent relating to the Investor Director Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business and (2) to the same extent requested or required of other candidates for appointment or election to the Board.

(h) For so long as the 25% Beneficial Holding Requirement is satisfied by the Investor Parties, at any time after the Closing that there is no Investor Director serving on the Board, the Investor Parties shall be entitled to appoint one Person strictly as an observer to the Board (the “Board Observer”). The Board Observer shall be entitled to attend and be notified of all meetings of the Board and any committees thereof in a non-voting capacity, and to receive copies of all notices, minutes, consents and other materials provided to the non-management members of the Board or such committees; provided, that the Company reserves the right to withhold any information and/or materials and to exclude the Board Observer from access to any such material or meeting or portion thereof if the Board reasonably determines in good faith and upon the advice of counsel, that such exclusion is reasonably necessary to (x) preserve the attorney client or like privilege between the Company (or the Board or such committee, as applicable, and its counsel), (y) comply with applicable Law or stock exchange listing rules or (z) comply with the terms of any confidentiality agreement or other contract with a Third Party. The Board Observer shall not have voting rights or fiduciary obligations to the Company or its stockholders, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Board Observer, but shall be bound by the same confidentiality obligations as the members of the Board. Any action taken by the Board or committee thereof at any meeting will not be invalidated by the absence of the Board Observer at such meeting. To the extent such attendance would reasonably be expected to present an actual or likely conflict of interest for the Board Observer in the good faith opinion of the Board or the applicable committee thereof, the Board Observer shall agree to waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof, as applicable, regarding any Transaction Document, the Transactions (other than a Spin-Off or Subsequent Transaction) or any other transactions involving the Investor Parties.

(i) The Company shall at all times provide each Investor Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other members of the Board. In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Investor Director shall be entitled to receive, unless waived by the Investor Director, (i) any and all applicable director and Committee fees and compensation that are payable to the Company’s non-management directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties consistent with the Company’s expense reimbursement policy applicable to non-management directors.

(j) The Company shall maintain directors’ and officers’ liability insurance as determined by the Board. The Company acknowledges and agrees that any Investor Director who are partners, members, employees, or consultants of Apollo and/or any of its Affiliates (each, an “Apollo Entity”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Apollo Entity (collectively, the “Apollo Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the certificate of incorporation, bylaws or any other organizational documents (collectively, the “Organizational Documents”) of the Company and/or any of its Subsidiaries and/or any indemnification agreements to any Investor Director in his or her capacity as a director of the Company or any of its Subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Apollo Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Organizational Documents of the Company and/or any of its Subsidiaries in effect from time to time and/or (ii) such other agreement, if any, between the Company and/or any of its Subsidiaries, on the one hand, and such indemnitees, on the other hand, without regards to any rights such indemnitees may have against the Apollo Indemnitors. No advancement or payment by the Apollo Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Apollo Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company and/or its applicable Subsidiaries.

(k) In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of the Investor, any Investor Party or Apollo Entity, or of investment funds or vehicles affiliated with an Apollo Entity or any of its respective Affiliates may be an Investor Director Designee and, accordingly, serve as Directors, and (ii) each of Apollo or investment funds or vehicles affiliated with Apollo may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 5.08(k) are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve any Investor Party or its Affiliates and the powers, rights, duties and liabilities of the Company, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Investor Party, any of its Affiliates, or any Investor Director Designees or Investor Director (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates. To the fullest extent permitted by applicable Law, in the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person). The Company, on behalf of itself and each of its Subsidiaries, (x) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, and (y) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (1) the ownership by an Identified Person of any interest in any Related Company, (2) the affiliation of any Related Company with an Identified Person or (3) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person who is not an Investor Director shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person who is not an Investor Director, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (D) to the fullest extent permitted by Delaware Law, the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

Section 5.09 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Preferred Stock or Common Stock or other securities issued upon conversion of the Preferred Stock in each case to the extent required by applicable Law; provided, that to the extent that the Investor has previously delivered an appropriate IRS Form W-8 or W-9 to the Company establishing an exemption for U.S. federal withholding (including backup withholding), the Company shall not be permitted to withhold unless the Company has provided the Investor advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given the Investor a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investor with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investor evidencing such payment.

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issuance of the Preferred Stock and (y) the issuance of shares of Common Stock upon conversion of the Preferred Stock. However, in the case of conversion of Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock to a beneficial owner other than the beneficial owner of the Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

(c) The parties shall, and shall cause each of their Affiliates to, treat the Acquired Shares as “common stock” rather than as “preferred stock” for purposes of Section 305 of the Code. Without the prior written consent of the Investor Parties, the Company shall not (and the Board shall not authorize the Company to) take any action that would reasonably be expected to cause an Investor Party (or its direct or indirect equityholders) to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code. Neither party will, nor will permit their Affiliates to, take a contrary position without the other party’s prior written consent.

Section 5.10 Spin-Off Matters.

(a) The Company shall, and shall cause each of its Affiliates to, (i) consult in good faith with the Investor with respect to the structuring of a Spin-Off, and give reasonable and good faith consideration to any proposals or comments made by the Investor and its counsel, (ii) provide the Investor with a reasonable opportunity to review and comment upon (A) all Spin-Off Transaction Documents (including any amendment or waiver to the Spin-Off Transaction Documents) prior to execution (or waiver) thereof, (B) any registration statement (including any amendments or supplements thereto), to be filed by SpinCo with the SEC in connection such Spin-Off prior to such filing, and, in each case, give reasonable and good faith consideration to any comments made by the Investor and its counsel and (C) any information, other than publicly available information filed with the SEC in connection with the transactions contemplated hereby, contained in any filings with a Governmental Authority (including the SEC and the IRS or any other Taxing Authority) that relates to the Investor or this Agreement (which approval will not be unreasonably withheld, delayed or conditioned), (iii) keep the Investor apprised on a reasonably current basis of (A) the anticipated date and time of the consummation of such Spin-Off, (B) progress of any antitrust, regulatory or other notification or filing required in connection with the transactions contemplated by the Spin-Off Transaction Documents, (C) any material disputes that arise under or relate to the Spin-Off Transaction Documents and (D) material communications or submissions with the IRS or other Taxing Authority concerning the matters set forth herein, and (iv) not, without the consent of the Investor (not to be unreasonably withheld, delayed or conditioned), consummate a Spin-Off without obtaining a Tax Opinion or Ruling.

(b) In the event a Standalone Spin-Off is consummated, in connection with the consummation of such Spin-Off:

(i) (A) the Company shall cause SpinCo to issue to the Company a number of shares of convertible preferred stock of SpinCo having an aggregate liquidation preference equal to the Specified Assumed Amount (the “SpinCo Preferred Stock”) and having the designation, preferences, rights, privileges, powers, and terms and conditions, that are identical to those specified in the Certificate of Designations and (B) the Company shall, immediately following such issuance, issue such SpinCo Preferred Stock to the applicable Investor Parties in exchange for a number of shares of Preferred Stock having an aggregate liquidation preference equal to the Specified Assumed Amount provided, that, in each case of the foregoing clauses (A) and (B), such transactions shall be structured for U.S. federal income tax purposes as a distribution of preferred shares in SpinCo to the Investor Parties in respect of the Investor Parties’ Preferred Stock in a transaction qualifying as tax-deferred to the Investor under Section 355 or Section 361 of the Code and the Investor, the Company and SpinCo shall otherwise use good faith efforts to structure such transactions in a tax efficient manner; and

(ii) the Company shall cause SpinCo to enter into an investor rights agreement and a registration rights agreement, in each case, with the Investor and/or its applicable Affiliates, and duly adopt and file a certificate of designation with the Secretary of State of the State of Delaware (or such other applicable jurisdiction), that provides the Investor Parties with rights and obligations that are identical to those set forth in Section 5.02, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.09, Section 5.13, Section 5.15, Section 5.16, Section 5.17 (if requested in writing by the Investor) and Section 5.18 (provided that Section 5.18(d) shall be revised in form and substance reasonably acceptable to the Investor Parties and shall be no more restrictive than any restriction on indebtedness covenant to be set forth in any revolving credit facility that is entered into by SpinCo), the Registration Rights Agreement and the Certificate of Designations, as applicable, in each case, with such changes to be agreed among the Company, the Investor and SpinCo. In addition, to the extent SpinCo has not done so on the date that the Standalone Spin-Off is consummated, SpinCo shall, as promptly as possible after the date thereof, apply to cause the aggregate number of shares of common stock issuable upon the conversion of the SpinCo Preferred Stock issued to the Investor pursuant to this Agreement and pursuant to the SpinCo certificate of designations to be approved for listing on the NASDAQ or other national securities exchange, subject to official notice of issuance; provided, that SpinCo shall promptly amend such application to account for any event that results in an adjustment to the conversion price of the SpinCo Preferred Stock.

Notwithstanding anything in this Section 5.10 to the contrary, if the Company announces a Standalone Spin-Off and then, prior to the consummation of such Standalone Spin-Off, the Company subsequently announces a Subsequent Transaction, the Company shall have no obligations under this Section 5.10(b) unless and until the Subsequent Transaction is terminated and the Company determines to undertake a Standalone Spin-Off.

Section 5.11 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Acquired Shares (a) to pay for any costs, fees and expenses incurred in connection with the Transactions or (b) for general corporate purposes, including any potential Spin-Off.

Section 5.12 DTC Eligibility. Promptly following the Closing, the Company shall use commercially reasonable efforts to cause the shares of Preferred Stock to be eligible for resale through The Depository Trust Company.

Section 5.13 Financing Cooperation. From and after the Closing, if requested by an Investor Party, the Company will provide cooperation (with, in each case, all reasonable, documented out-of-pocket expenses, including legal expenses, incurred by the Company in connection with the foregoing, being borne by such Investor Party) in connection with such Investor Party obtaining any Permitted Loan, including with respect to the following: (i) entering into an issuer agreement (in customary form and substance reasonably satisfactory to the Company and the sources of the Permitted Loan) with each lender in connection with such transactions (which agreement may include agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon Foreclosure, agreements to not hinder or delay exercises of remedies on Foreclosure, acknowledgments regarding Organizational Documents and corporate policy, if applicable, and certain acknowledgments regarding the pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock and securities law status of the pledge arrangements and a specified list of Competitors (which, for the avoidance of doubt, shall only apply if such transaction is not undertaken in a registered offering or an offering exempt from registration under Rule 144 or Rule 144A of the Securities Act), (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock and depositing any pledged shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock in book entry form on the books of The Depository Trust Company, in each case when eligible to do so or otherwise as agreed with the transfer agent (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such shares of Preferred Stock or Common Stock are eligible for resale under Rule 144A, depositing such pledged shares of Preferred Stock and/or shares of Common Stock in book entry form on the books of The Depository Trust Company or other depository with customary representations and warranties from the applicable Investor Party or its applicable Affiliates regarding compliance with securities Laws, (iii) if so requested by such lender or counterparty, as applicable, re-registering on the books and records of the transfer agent the pledged shares of Preferred Stock and/or Common Stock in the name of the relevant lender, agent, counterparty, custodian or similar party to a Permitted Loan, with respect to a Permitted Loan as securities intermediary and only to the extent the Investor Parties (or its or their Affiliates) continue to beneficially own such pledged shares of Preferred Stock and/or Common Stock, (iv) entering into customary triparty agreements (in form and substance reasonably satisfactory to the Company and the sources of the Permitted Loan) with each lender and the applicable Investor Parties relating to the delivery of the applicable shares of Preferred Stock and/or Common Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder and (v) such other cooperation and assistance as the Investor Parties may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an issuer agreement is conditioned on the Investor certifying to the Company in writing that (A) the loan agreement with respect to which the issuer agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Investor has pledged the Preferred Stock and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan and (C) the Investor Parties acknowledge and agree that the Company will be relying on such certificate when entering into the issuer agreement and any material inaccuracy in such certificate will be deemed a breach of this Agreement. The Investor Parties acknowledge and agree that the statements and agreements of the Company in an issuer agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Investor Parties under this Agreement the Investor Parties shall not be entitled to use the statements and agreements of the Company in an issuer agreement against the Company.

Section 5.14 State Securities Laws. Promptly following the date hereof, the Company shall use its reasonable best efforts to (a) make all filings with the SEC under the Securities Act and Exchange Act related to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby in the time periods required by (including any extensions permitted by) the Securities Act and Exchange Act, as applicable, (b) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Common Stock and/or Preferred Stock and (c) cause such authorization, approval, permit or qualification to be effective as of the Closing and as of any conversion of Preferred Stock; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Section 5.15 Participation Rights.

(a) For the purposes of this Section 5.15, “Excluded Stock” shall mean (i) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (ii) the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to a Company Stock Plan or other stock option plan, restricted stock plan or other similar plan approved by the Board, (iii) securities issued pursuant to the conversion, exercise or exchange of the Preferred Stock issued to the Investor, (iv) shares of equity securities issued as consideration in connection with a “business combination” (as defined by the rules and regulations promulgated by the SEC) or as consideration in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (v) securities issued pursuant to acquisitions or strategic transactions (including, for the avoidance of doubt, whether structured as a merger, consolidation, asset or stock purchase, or other similar transaction); (vi) securities issued pursuant to the conversion, exercise or exchange of Preferred Stock, (vii) shares of a Subsidiary of the Company issued to the Company or a Subsidiary of the Company, (viii) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (ix) shares of equity securities to a third-party lender in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction.

(b) From and after the twelve (12) month anniversary of the Closing until the occurrence of the Fall-Away of Board Rights, if the Company or a Subsidiary of the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company), other than Excluded Stock, then, the Company shall:

(i) give written notice to the Investor Parties, no less than five (5) Business Days prior to the closing of such issuance, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Investor Parties may reasonably request in order to evaluate the proposed issuance (except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities); and

(ii) offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Investor Parties beneficially own (on an “as-converted basis”) by (B) the total number of shares of Common Stock then outstanding (on an “as-converted basis”) (such percentage, the “Participation Portion”); provided, however, that, subject to compliance with the terms and conditions set forth in Section 5.15(h), the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) the portion of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law (provided, further, however, that the Company shall still be obligated to provide written notice of such proposed issuance to the Investor Parties pursuant to Section 5.15(b)(i), which notice shall include a description of the Proposed Securities (including the number thereof) that would require stockholder approval in respect of the issuance thereof (the “Restricted Issuance Information”)).

(c) The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company to the Investor Parties, which notice must be given within three (3) Business Days after receipt of such notice from the Company. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right (but shall not delay such closing for any other purchaser) to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the Investor Parties to receive proceeds from calling capital pursuant to commitments made by its (or its affiliated investment funds’) limited partners. If the Investor elects to purchase any securities pursuant to this Section 5.15(c), the Investor, at its sole expense, shall make any filings required in connection with such participation under antitrust or other applicable Law promptly following the delivery to the Company of the corresponding notice of acceptance and shall use reasonable best efforts to obtain applicable antitrust clearance and/or approval under antitrust or other applicable Laws. Notwithstanding anything to the contrary contained herein, if the Company desires to modify or amend the terms and conditions of the offer prior to the expiration of the offering period described above, the Company shall deliver to the Investor a new notice and the Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the securities offered to be sold by the Company to the Investor Parties, which notice must be given within three (3) Business Days after receipt of such new notice from the Company.

(d) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.15(b). Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to the Investor Parties pursuant to this Section 5.15.

(e) The election by any Investor Party not to exercise its subscription rights under this Section 5.15 in any one instance shall not affect their right as to any subsequent proposed issuance.

(f) Notwithstanding anything in this Section 5.15 to the contrary, the Company will not be deemed to have breached this Section 5.15 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.15, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Investor Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Investor Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in Section 5.15(b) and Section 5.15(c).

(g) In the case of an issuance subject to this Section 5.15 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof (except for one or more exchanges of the Convertible Notes). Notwithstanding anything in this Section 5.15 to the contrary, the Investor’s participation rights shall not include an offering of securities acquired in exchange for the Convertible Notes.

(h) In the event that the Company is not required to offer or reoffer to the Investor Parties any Proposed Securities because such issuance would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law, the Company shall, upon the Investor Parties’ reasonable request delivered to the Company in writing within no later than three (3) Business Days following its receipt of the written notice of such issuance to the Investor Parties pursuant to Section 5.15(b)(i) (together with the Restricted Issuance Information), at the Investor Parties’ election:

(i) waive the restrictions set forth in Section 5.05(a) solely to the extent necessary to permit any Investor Party to acquire such number of securities of the Company (including Common Stock) equivalent to its Participation Portion of the Proposed Securities such Investor Party would have been entitled to purchase had it been entitled to acquire such Proposed Securities pursuant to Section 5.15(c) (provided, that such request by Investor Parties shall not be deemed to be a violation of Section 5.05(h));

(ii) consider and discuss in good faith modifications proposed by the Investor Parties to the terms and conditions of such portion of the Proposed Securities which would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified; and/or

(iii) solely to the extent that stockholder approval is required in connection with the issuance of equity securities to Persons other than the Investor Parties, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of any Proposed Securities to the Investor Parties.

Section 5.16 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, its Affiliates, or the Investor Director being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if an Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Investor’s, its Affiliates’ and the Investor Director’s interests (to the extent the Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and Company capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investor, the Investor’s Affiliates and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates that will serve on the board of directors (or its equivalent) of such other issuer, then if the Investor requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall use reasonable best efforts to request that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor’s, its Affiliates’ and the Investor Director’s (for the Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.17 Information Rights.

(a) For so long as the 25% Beneficial Holding Requirement is satisfied by the Investor Parties, to the extent requested in writing by the Investor, the Company agrees promptly to provide the Investor with the same information and access to members of the Company’s management team as provided to lenders under the Credit Agreement or the Indenture (or, in each case, any replacement or refinancing thereof) or any other senior indebtedness of the Company.

(b) Individuals associated with the Investor Parties may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 5.04) share such information with other individuals associated with the

Investor Parties who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Investor Parties, as equityholders, to better evaluate the Company’s performance and prospects; provided, that such other individuals are informed about the confidential nature of such information and agree in writing to maintain the confidentiality of such information consistent with the confidentiality obligations under Section 5.04.

Section 5.18 Consent Rights. Prior to the Fall-Away of Board Rights, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions without the prior written consent of the holders of a majority of the then-outstanding shares of Preferred Stock:

(a) any actions that would result in any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in the DGCL and/or the certificate of incorporation or bylaws of the Company becoming applicable to the holders of shares of Preferred Stock as a result of the issuance of the Preferred Stock, the Specified Spin-Off Transaction or any transaction related thereto, including the Company’s issuance of Common Stock upon conversion of the Preferred Stock;

(b) [reserved];

(c) adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the holders of shares of Preferred Stock unless the Company has excluded the holders of shares of Preferred Stock from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the holders’ beneficial ownership of shares of Preferred Stock or Common Stock;

(d) solely in the event that the corporate family rating for the Company shall be less than the following from at least two of the following three ratings agencies (immediately prior to such issuance, and with respect to the expected corporate family rating as determined by the Company in good faith after giving Pro Forma Effect to such issuance): (x) Ba2 (or the equivalent) from Moody’s (or any successor to the rating agency business thereof), (y) BB (or the equivalent) from S&P (or any successor to the rating agency business thereof) and (z) BB (or the equivalent) from Fitch (or any successor to the rating agency business thereof), incur any Indebtedness for borrowed money to the extent that the Company’s Consolidated Net Total Leverage Ratio, on a Pro Forma Basis for such incurrence of such Indebtedness for borrowed money and the use of proceeds thereof, would exceed 4.75x; provided, that this right shall not apply to (I) Indebtedness, loans and advances among the Company and any of its Subsidiaries, (II) any commitments or borrowings under working capital, overdraft or liquidity facilities as in effect from time to time, (III) Indebtedness with respect to Capital Leases, (IV) to the extent constituting Indebtedness, arrangements entered into in connection with the purchase and sale of commodities and related assets, or hedging related thereto, (V) any bilateral letter of credit facilities, (VI) any borrowings under the Company’s Revolving Credit Facility or Delayed Draw Facility, (VII) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $300,000,000 and (VIII) the refinancing of any existing Indebtedness of the Company; provided, that the principal amount of any such refinancing Indebtedness shall not be increased from the principal amount of such Indebtedness so refinanced (other than any premium, original issue discount, accrued interest and fees and expenses incurred in connection with such refinancing);

(e) authorize or issue any Parity Securities or Senior Securities, or amend or alter the certificate of incorporation of the Company to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Securities (including any increase in the number of authorized or issued shares of Preferred Stock) or Senior Securities;

(f) cause any Subsidiary to issue any Equity Securities (other than to the Company or one of its Subsidiaries and other than director qualifying shares or as otherwise required by applicable Law); provided, that the Subsidiaries may issue Equity Securities on arms’ length terms to Persons (other than an Affiliate of the Company) with which such Subsidiaries form a bona fide joint venture arrangement or strategic partnership; or

(g) any action to effect any voluntary deregistration of the Common Stock under the Exchange Act or any voluntary delisting with NASDAQ of the Common Stock other than in connection with a concurrent relist with another national securities exchange or a Fundamental Change pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 7 of the Certificate of Designations or is otherwise consistent with the terms set forth in Section 7 of the Certificate of Designations.

Any action by the Company without the consent of holders of shares of Preferred Stock required by this Section 5.18 is expressly ultra vires and shall be void ab initio and any action or attempted action, any contracts, amendments or other documentation thereof or related thereto are expressly null and void.

ARTICLE VI

Survival

Section 6.01 Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the Closing Date, with respect to the representations and warranties made at the Closing Date until the twelve (12) month anniversary of the Closing; provided, that the Fundamental Representations shall survive the Closing for forty-eight (48) months following the Closing; provided, further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding anything in this Agreement to the contrary, subject to Section 7.13, (a) in no event will the Investor Related Parties, collectively, have any liability (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including willful breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Purchase Price, and (b) in no event will the Company Related Parties, collectively, have any liability in the aggregate in excess of the amount of the Purchase Price, except in the case of fraud.

ARTICLE VII

Miscellaneous

Section 7.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 7.02 Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.03 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (A) without the prior written consent of the Company, the Investor or any Investor Party may assign its rights, interests and obligations set forth in (i) this Agreement, in whole or in part, to one or more of their Affiliates or (ii) Section 5.02 and, to the extent the assignment is made in connection with a Transfer of at least 15% of the then outstanding Preferred Stock (or any Common Stock issued upon conversion of such Preferred Stock), the rights, interests and obligations set forth in the Registration Rights Agreement, to a Third Party, so long as in each case of the foregoing clauses (i) and (ii), the assignee shall agree in writing to be bound by the provisions of this Agreement and, if applicable, the Registration Rights Agreement, including the rights, interests and obligations so assigned, (B) without the prior written consent of the Company, the Investor may grant a security interest in its respective rights (but not its obligations) under this Agreement in connection any Permitted Loan and (C) if the Company consolidates or merges with or into any Person and the Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Fundamental Change, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Investor; provided, further that no such assignment under clause (A) above will relieve the Investor of its obligations hereunder prior to the Closing. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(b) The Investor understands and agrees that the rights set forth under Section 5.01, Section 5.03, Section 5.08, Section 5.10(a), Section 5.13, Section 5.15, Section 5.16, Section 5.17 and Section 5.18 (collectively, the “Initial Investor Rights”) shall inure solely to the benefit of the Investor Parties and, notwithstanding anything in this Agreement to the contrary, the Investor shall not Transfer or assign, in whole or in part, by operation of Law or otherwise, any or all of the Initial Investor Rights to any Person (other than an Affiliate as otherwise permitted by this Agreement).

Section 7.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com)), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, the other Transaction Documents and the Certificate of Designations, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided, that (i) Section 5.08(j) shall be for the benefit of and fully enforceable by each Apollo Entity and the Investor Director, (ii) each of Section 5.02, Section 5.08 and Section 5.17 shall be for the benefit of and fully enforceable by each of the Apollo Funds and (ii) Section 7.13 shall be for the benefit of and fully enforceable by each of the Investor Related Parties.

Section 7.06 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 7.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

Section 7.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California

Attention: Chief Legal Officer

Email: Michael.Ray@wdc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention: Thomas J. Ivey

Email: thomas.ivey@skadden.com

(b)	If to the Investor or any Investor Party, to the Investor at:

AP WD Holdings, L.P.

c/o Apollo Management X, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Reed Rayman, Partner

John Suydam, Chief Legal Officer

E-mail: rrayman@apollo.com

jsuydam@apollo.com

with a copy to (which will not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Taurie M. Zeitzer; Tracey A. Zaccone; Justin S. Rosenberg

Email: tzeitzer@paulweiss.com; tzaccone@paulweiss.com; jrosenberg@paulweiss.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11 Expenses. Except as otherwise expressly provided herein or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided, that at the Closing, the Company shall (x) pay to an Affiliate of the Investor designated by the Investor prior to the Closing a one-time structuring fee (payable in cash) relating to the Transactions equal to $ 9,975,000.00 and (y) reimburse the Investor for expenses relating to the Transactions (payable in cash) in an amount equal to $3,325,000.00.

Section 7.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be constructed to have the same meaning and affect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents (A) posted to the Intralinks Datasite for Project Wales by or on behalf of the Company or (B) delivered in Person or electronically to the Investor or its respective Representatives, in each case no later than one (1) Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Common Stock is listed on a national securities exchange other than the NASDAQ, all references herein to NASDAQ shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 7.13 Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, (B) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents), (C) any breach or violation of this Agreement or any other of the other Transaction Documents and (D) any failure of any of the transactions contemplated hereunder or under any of the other Transaction Documents or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of any of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents and in accordance with, and subject to the terms and conditions of this Agreement or such other Transaction Documents, as applicable. In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary and without limiting the foregoing or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges on behalf of itself and its respective Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder shall be sought or had against any other Person, including any Investor Related Party, and no other Person, including any Investor Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that the Company or the Investor Parties, as applicable, may assert: (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement or (ii) against the Investor Parties solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents or otherwise, no party hereto or any Investor Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages or lost profits, opportunity costs, loss of business reputation, diminution in value or damages based upon a multiple of earnings or similar financial measure which may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WESTERN DIGITAL CORPORATION

By:	/s/ Wissam Jabre
	Name:	Wissam Jabre
	Title:	Executive Vice President and Chief Financial Officer

AP WD HOLDINGS, L.P.

By: AP WD Holdings GP, LLC, its general partner

By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

[Signature Page to Investment Agreement]